Exhibit 99.1

FOR RELEASE ON APRIL 30, 2015 AT 4:01 PM ET

TESARO ANNOUNCES FIRST-QUARTER 2015 OPERATING RESULTS

•                  Target enrollment completed for both cohorts of the niraparib Phase 3 NOVA trial; data expected in Q4 2015

•                  QUADRA trial of niraparib initiated; initial data anticipated in early 2016

•                  U.S. FDA PDUFA action date for oral rolapitant is September 5, 2015

•                  Cash and cash equivalents totaled approximately $399 million as of March 31, 2015

WALTHAM, MA, April 30, 2015 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported operating results for first-quarter 2015 and provided an update on the Company’s development programs.

“During the first quarter, TESARO achieved several significant milestones, particularly with regard to our niraparib development programs and our rolapitant pre-launch initiatives,” said Lonnie Moulder, CEO of TESARO. “We expect data from the Phase 3 NOVA trial of niraparib during the fourth quarter of 2015, and we look forward to several presentations of data for our product candidates at the upcoming ASCO and MASCC annual meetings.”

Recent Business Highlights

•                  The New Drug Application (NDA) for oral rolapitant is under review by the U.S. Food and Drug Administration (FDA), with a PDUFA goal date of September 5, 2015.

•                  Commercial preparations continue in support of a potential oral rolapitant product launch in the fourth quarter of 2015.

•                  A clinical trial is ongoing to compare the plasma exposure of the intravenous (IV) and oral formulations of rolapitant to support submission of an NDA for the IV formulation following the commercial launch of oral rolapitant.

•                  The targeted patient enrollment has been reached in both the germline and non-germline BRCA mutation cohorts of the Phase 3 NOVA trial of niraparib as a maintenance therapy for patients with high grade serous, platinum sensitive, relapsed ovarian cancer.

•                  The QUADRA trial of niraparib for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy is now enrolling patients.

•                  Patient enrollment continues in the Phase 3 BRAVO trial of niraparib for the treatment of patients with breast cancer, and planning is ongoing in support of the initiation of additional clinical trials of niraparib in the small cell lung cancer and first-line ovarian cancer settings.

•                  The Phase 1/2 AVANOVA three-arm trial of niraparib comparing the tolerability and efficacy of niraparib plus bevacizumab versus bevacizumab versus niraparib in patients with ovarian cancer is now enrolling in collaboration with The European Network for Gynaecological Oncological Trial groups (ENGOT).

•                  Patient enrollment continues in the Phase 1 study of niraparib plus temozolomide in patients with Ewing’s sarcoma in partnership with the Sarcoma Alliance for Research through Education (SARC).

•                  The clinical activity of a fractionated dose of TSR-011 continues to be evaluated in ALK-positive patients who have not been previously treated with an ALK inhibitor, and a controlled release formulation is being evaluated within the ongoing Phase 1 study.

•                  Preclinical data presented at the American Association for Cancer Research (AACR) 2015 Annual meeting suggested that targeting TIM-3 or LAG-3 in combination with PD-1 may enhance anti-tumor activity compared to targeting PD-1 alone.

First-Quarter 2015 Financial Results

•                  TESARO reported a net loss of $48.5 million, or $1.30 per share, for the first quarter of 2015, compared to a net loss of $49.8 million, or $1.43 per share, for the first quarter of 2014.

•                  Research and development expenses increased to $33.5 million for the first quarter of 2015, compared to $28.1 million for the first quarter of 2014, driven primarily by higher costs related to expanded development activities and increased headcount.

•                  General and administrative expenses increased to $11.2 million for the first quarter of 2015, compared to $4.7 million for the first quarter of 2014, primarily due to pre-launch commercial activities in support of oral rolapitant, increased headcount, and higher professional service fees.

•                  There was no in-licensing activity in the first quarter of 2015 that led to acquired in-process research and development expense, compared to $17.0 million for the first quarter of 2014 related to the in-licensing of immuno-oncology programs from AnaptysBio.

•                  Operating expenses, as described above, include total non-cash stock-based compensation expense of $3.9 million for the first quarter of 2015, compared to $2.5 million for the first quarter of 2014.

•                  Net interest expense increased to $3.7 million for the first quarter of 2015, primarily due to the accrual of interest payable and the amortization of the debt discount associated with the convertible notes issued in September 2014.

•                  As of March 31, 2015, TESARO had approximately $399.1 million in cash and cash equivalents and approximately 40.0 million outstanding shares of common stock.  TESARO continues to expect cash utilization to increase over the course of 2015, and to be in the low-$40 million range for the second quarter of 2015.

2015 Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Continue commercial preparations in support of the potential U.S. launch of rolapitant in Q4 2015, pending regulatory approval;

•                 Complete the bioequivalence study comparing oral rolapitant to IV rolapitant in mid-2015 and submit the NDA for IV rolapitant following the commercial launch of oral rolapitant.

•                  Report data from the Phase 3 NOVA trial of niraparib in Q4 2015;

•                  Advance the QUADRA trial of niraparib as a treatment for patients with ovarian cancer who have received three or more prior lines of therapy;

•                  Advance the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations throughout 2015;

•                  Initiate trials of niraparib in first line ovarian cancer maintenance (PRIMA) and small cell lung cancer in 2H 2015;

•                  Evaluate the clinical activity of a controlled release formulation of TSR-011 within the ongoing Phase 1 study;

•                  Advance the development of TSR-042 (anti-PD-1 antibody) to support submission of an Investigational New Drug (IND) application to the U.S. FDA in late 2015; and

•                  Advance the IND enabling studies for the anti-TIM-3 and anti-LAG-3 clinical candidates.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s first quarter operating results and provide an update on the Company’s development programs today at 4:15 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectation to have Phase 3 NOVA data in the fourth quarter of 2015 and QUADRA data in early 2016, our plan to present data at the upcoming ASCO and MASCC meetings, the timing of the planned rolapitant commercial launch, our plans regarding future clinical trials with niraparib, statements regarding our various 2015 corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2014.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2015

Expenses:
Research and development (1)	$28,117	$33,545
General and administrative (1)	4,688	11,242
Acquired in-process research and development	17,000	—
Total expenses	49,805	44,787
Loss from operations	(49,805)	(44,787)
Interest income (expense), net	5	(3,719)
Net loss	$(49,800)	$(48,506)

Net loss per share applicable to common stockholders - basic and diluted	$(1.43)	$(1.30)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	34,856	37,312

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$910	$1,814
General and administrative	1,628	2,106

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	March 31, 2015

Assets
Current assets:
Cash and cash equivalents	$256,861	$399,146
Other current assets	1,735	2,164
Total current assets	258,596	401,310

Property and equipment, net	1,022	1,078
Other assets	4,284	4,143
Total assets	$263,902	$406,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,089	$5,700
Accrued expenses	16,750	18,156
Other current liabilities	1,526	3,052
Total current liabilities	24,365	26,908

Convertible notes, net	115,481	117,507
Total liabilities	139,846	144,415

Total stockholders’ equity	124,056	262,116
Total liabilities and stockholders’ equity	$263,902	$406,531

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